Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

BELLRING BRANDS, INC.

(Pursuant to Sections 242 and 245 of

the General Corporation Law of the State of Delaware)

BellRing Brands, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is BellRing Brands, Inc. The date of filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was March 20, 2019.

SECOND: This Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by the written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Amended Certificate of Incorporation amends and restates in its entirety the Original Certificate of Incorporation of the Corporation to read as follows:

1. Name. The name of the Corporation is BellRing Brands, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Five Hundred Fifty Million One (550,000,001) shares, consisting of: (i) Five Hundred Million One (500,000,001) shares of common stock, divided into (a) Five Hundred Million (500,000,000) shares of Class A common stock, with the par value of $0.01 per share (the “Class A Common Stock”), and (b) one (1) share of Class B common stock, with the par value of $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) Fifty Million (50,000,000) shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).

4.2. Upon the effectiveness of this Amended Certificate of Incorporation, the 1,000 shares of common stock of the Corporation issued on March 20, 2019 shall automatically be converted into one (1) share of Class B Common Stock.

4.3. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (1) the redemption of all outstanding Nonvoting Common Units (as defined in Section 14) pursuant to Article IX of the LLC Agreement (as defined in Section 14) and (2) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of capital stock are as follows:

5.1. Common Stock.

(i) Voting Rights.

(1) So long as Post holds in the aggregate more than 50% of the Nonvoting Common Units, then (i) each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one vote, in person or by proxy, on all matters on which stockholders generally are entitled to vote (whether at a meeting of stockholders or by written consent, and whether voting separately as a class or otherwise), and (ii) the holder of the share of Class B Common Stock shall be entitled, with respect to such share of Class B Common Stock held by such holder on the applicable record date, to a number of votes, in person or by one or more proxies, on all matters on which stockholders generally are entitled to vote (whether at a meeting of stockholders or by written consent, and whether voting separately as a class or otherwise) equal to 67% of the combined voting power of the outstanding shares of Common Stock (for purposes of illustration, if 20,000,000 shares of Class A Common Stock are outstanding on the applicable record date, then the share of Class B Common Stock would be entitled to 40,606,060 votes, or 67% of the combined voting power of the outstanding shares of Common Stock).

(2) In the event that, as of the record date for any meeting at which stockholders are entitled to vote, Post holds in the aggregate 50% or less of the Nonvoting Common Units outstanding as of such record date, then (i) each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote, in person or by proxy, on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or otherwise), and (ii) the holder of the share of Class B Common Stock shall be entitled, with respect to such share of Class B Common Stock held by such holder on the applicable record date, to a number of votes, in person or by one or more proxies, on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or otherwise) equal to the number of Nonvoting Common Units held by all Persons other than the Corporation and its subsidiaries; provided that, of such votes, (a) the holder of the share of Class B Common Stock shall only be entitled to cast a number of such votes on its own behalf, in person or by one or more proxies, and in its sole discretion equal to the number of Nonvoting Common Units held by Post on the applicable record date, and (b) in the event that, on the applicable record date, any of the Nonvoting Common Units are held by Persons other than the Corporation or any of its subsidiaries or Post (each such Person, a “Non-Affiliated

BellRing Brands, LLC Member”), then the holder of the share of Class B Common Stock shall cast the remainder of the votes to which the outstanding share of Class B Common Stock shall be entitled only in accordance with instructions and directions from the Non-Affiliated BellRing Brands, LLC Member(s) in accordance with the proxy(ies) granted to, or the voting agreement(s) or other voting arrangement(s) entered into with, the Non-Affiliated BellRing Brands, LLC Member(s) pursuant to Section 8.04 of the LLC Agreement (for purposes of illustration, if 100,000,000 Nonvoting Common Units are outstanding on the applicable record date, the Corporation and its subsidiaries hold 20,000,000 Nonvoting Common Units and Post holds 50,000,000 Nonvoting Common Units, then the share of Class B Common Stock would be entitled to 80,000,000 votes, with 30,000,000 of such votes to be cast as directed by the Non-Affiliated BellRing Brands, LLC Member(s)).

(3) The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately upon any amendment to this Amended Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the shares of such class of Common Stock in a manner that affects them adversely.

(4) Except as otherwise required in this Amended Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2) Dividends of cash or property may not be declared or paid on the Class B Common Stock.

(3) In no event shall any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on the Class A Common Stock (each, a “Stock Adjustment”) unless the Stock Adjustment has been reflected in the same economically equivalent manner on all Nonvoting Common Units. Stock dividends with respect to the Class A Common Stock may only be paid with shares of Class A Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock shall be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of

Class A Common Stock held by each holder. Without limiting the rights of the holder of Class B Common Stock to redeem its Nonvoting Common Units for shares of Class A Common Stock in accordance with Article IX of the LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holder of the share of Class B Common Stock, as such, shall not be entitled to receive, with respect to such share, any assets of the Corporation in excess of the par value thereof in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv) Restrictions on Class B Common Stock. The share of Class B Common Stock may not be owned or held by or transferred to any Person other than Post; provided, however, that Post, as the holder of the share of Class B Common Stock, shall be permitted to (a) grant one or more proxies to, or enter into one or more voting agreements or other voting arrangements with, any Non-Affiliated BellRing Brands, LLC Members pursuant to Section 8.04 of the LLC Agreement (and, for avoidance of doubt, (1) each such proxy, agreement or arrangement shall cover a specific number or percentage of votes to which the share of Class B Common Stock is entitled under this Amended Certificate of Incorporation, and (2) the holder(s) of such proxy(ies), agreement(s) or arrangement(s) may in its (their) discretion direct the holder of the Class B Common Stock as to the manner in which the votes covered by such proxy(ies), agreement(s) or arrangement(s) are to be cast (or not cast, as the case may be) and the holder of the Class B Common Stock shall so cast such votes as so directed by such holder(s), it being understood that some of the votes to which the share of Class B Common Stock is entitled may be voted in favor of, and others may be voted against, the particular matter upon which the holder of the Class B Common Stock is entitled to vote) and (b) transfer the share of Class B Common Stock in connection with any distribution of its ownership interest in BellRing Brands, LLC (as defined in Section 14) by means of a spin-off or split-off to its shareholders. Any stock certificate representing the share of Class B Common Stock shall include a legend referencing the restrictions described above.

(v) Taxes. The issuance of shares of Class A Common Stock upon the exercise by a holder of Nonvoting Common Units of its right to redeem its Nonvoting Common Units for shares of Class A Common Stock in accordance with Article IX of the LLC Agreement shall be made without charge to such holder for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Nonvoting Common Units being redeemed (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that shall hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

5.2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Stockholder Matters.

6.1. Actions by Written Consent. From and after the Triggering Event, any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to the Triggering Event, any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that, unless otherwise provided in any certificate of designation relating to a series of Preferred Stock, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given by the Corporation to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

6.2. Election of Directors by Written Ballot. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation need not be by written ballot.

7. Directors.

7.1. Number and Classification. The number of directors shall be fixed by, or in the manner provided in, the Bylaws, but shall not be less than five nor more than twelve members. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term (and until their respective successors shall have been elected and qualified in each class or until their earlier death, resignation or removal), so that the term of one class of directors shall expire in each year. With respect to directors in office on                     , 2019, the first class of directors shall hold office until the first annual meeting of stockholders following the date shares of capital stock of the Corporation are first publicly traded (the “IPO Date”), the second class of directors shall hold office until the second annual meeting of stockholders following the IPO Date, and the third class of directors shall hold office until the third annual meeting of stockholders following the IPO Date. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of capital stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of this Amended Certificate of Incorporation or any certificate of designation thereunder applicable thereto. As used in this Amended Certificate of Incorporation, the term “entire Board” means the total number of directors fixed by, or in accordance with, this Amended Certificate of Incorporation and the Bylaws.

7.2. Removal of Directors. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation (other than the Common Stock) then outstanding, at a meeting called expressly for that purpose or by the written consent of stockholders as provided in Section 6.1, one or more members of the Board may be removed with or without cause by the affirmative vote of not less than a majority of the voting power of all of the outstanding shares of capital stock then entitled to vote in the election of directors, voting together as a single class. Whenever the holders of the shares of any class or series are entitled to elect one or more directors, the provisions of this Section 7.2 shall apply in respect of the removal of a director or directors so elected without cause, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the holders of the outstanding shares as a whole.

7.3. Vacancies. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation (other than the Common Stock) then outstanding and the rights of Post Holdings, Inc. and its successors and assigns under the Investor Rights Agreement (as defined in Section 14) (so long as such agreement is in effect), any vacancies in the Board which occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies which occur by reason of an increase in the number of directors, may be filled (i) by the Board, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum), or by a sole remaining director, (ii) at a special meeting of stockholders of the Corporation called for such purpose, or (iii) prior to the Triggering Event, by written consent of one or more stockholders of the Corporation as provided in Section 6.1, in each case until the next election of directors by the stockholders of the Corporation at which such class is elected.

7.4. Amendment. Whenever the holders of shares of any class or series of capital stock of the Corporation (other than the Common Stock) are entitled to elect one or more directors, any amendment, alteration, change or repeal of this Section 7 also shall require the affirmative vote of not less than a majority of the outstanding shares of each such class or series of capital stock of the Corporation entitled to vote on such directors.

8. Business Combinations.

8.1. Section 203 of the General Corporation Law. The Corporation shall not be subject to the provisions of Section 203 of the General Corporation Law.

8.2. Limitations on Business Combinations. Notwithstanding Section 8.1, the Corporation shall not, at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined in Section 14) (or if the Class A Common Stock is no longer so registered as a result of action taken, directly or indirectly, by an Interested Stockholder (as defined in Section 8.3(iv)) or as a result of a transaction in which a person becomes an Interested Stockholder), engage in any Business Combination (as defined in Section 8.3(ii)) with any Interested Stockholder for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined in Section 8.3(viii)) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (1) Persons who are directors and also officers of the Corporation or (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding Voting Stock of the Corporation which is not owned by the Interested Stockholder.

8.3. Definitions. In addition to the terms defined in Section 14, for purposes of this Section 8:

(i) “Associate,” when used to indicate a relationship with any Person, means: (1) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer, manager or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock; (2) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(ii) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 8.2 is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding Stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the General Corporation Law; (c) pursuant to a dividend or distribution paid or made on, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into, Stock of the Corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of said Stock; or (e) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is Owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(5) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iii) “Control,” including the terms “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting

Stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Section 8, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have Control of such entity. The definition of Control and correlated terms set forth in Section 14 shall not apply for purposes of this Section 8.

(iv) “Interested Stockholder” means any Person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the Owner of 15% or more of the outstanding Voting Stock of the Corporation, or (2) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Stockholder” shall not include (a) Post (as defined in Section 14) or Post Transferees, or any Affiliates of any such Post Transferees, (b) any Person whose ownership of Stock in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such Person specified in this clause (b) shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person; or (c) any Person whose ownership of Stock in excess of the 15% limitation set forth herein is the result of any action taken inadvertently; provided that such Person specified in this clause (c) (1) as soon as practicable divests itself of ownership of sufficient shares so that the Person ceases to otherwise be an Interested Stockholder, and (2) would not, at any time within the three year period immediately prior to a Business Combination between the Corporation and such Person, have been an Interested Stockholder but for the inadvertent acquisition of ownership. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of the definition of “Owner” below but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Owner,” including the terms “Own” and “Owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates:

(1) beneficially owns such Stock, directly or indirectly; or

(2) has (a) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (b) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock.

(vi) “Post Transferee” means any Person who (a) acquires Voting Stock of the Corporation from Post (other than in connection with a public offering) or (b) is granted a proxy by, or enters into a voting agreement or other voting arrangement with, Post pursuant to Section 8.04 of the LLC Agreement, and in either case is designated in writing by Post as a “Post Transferee.” For avoidance of doubt, a Person described in clause (b) of the preceding sentence who shall have been designated in writing by Post as a Post Transferee shall continue to be a Post Transferee in the event such Person acquires shares of Class A Common Stock through the exercise of its right to redeem the Nonvoting Common Units, which were the subject of such proxy, agreement or other arrangement, in accordance with Article IX of the LLC Agreement.

(vii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(viii) “Voting Stock” means Stock of any class or series entitled to vote generally in the election of directors (or such equivalent office with the power to direct or cause the direction of the management and policies of a Person). Every reference in this Section 8 to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

9. Corporate Opportunities.

9.1. Competition and Corporate Opportunities.

(i) Subject to any express agreement that may from time to time be in effect, to the fullest extent permitted by law, Post may, and shall have no duty not to, (a) carry on and conduct, whether directly or indirectly, including, but not limited to, as a partner in any partnership or member, manager or owner of any limited liability company or other type of entity, as a joint venturer in any joint venture, as an officer, director or stockholder of any corporation or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Controlled Companies (as defined in Section 14), (b) do business with any client, customer, vendor or lessor of the Corporation or any of its Controlled Companies and (c) make investments in any kind of property in which the Corporation or any of its Controlled Companies may make investments, and no Dual Role Person (as defined in Section 14) shall, to the fullest extent permitted by law, be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation solely by reason of Post’s engaging in any such activity.

(ii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies to participate in any business of Post, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such Dual Role Person’s participation in any such business. The Corporation shall pay in advance any expenses incurred in defense of any such claim against any Dual Role Person pursuant to Section 10 or as provided in the Bylaws.

(iii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies in any potential transaction or matter which may constitute a corporate opportunity for both (a) Post and (b) the Corporation or any of its Controlled Companies, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (a) pursues or acquires any corporate opportunity for the account of Post, (b) directs, recommends or otherwise transfers such corporate opportunity to Post or (c) does not offer or communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Companies because such Dual Role Person has directed or intends to direct such opportunity to Post; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person solely in his or her capacity as a director, officer, manager, employee or agent of the Corporation or any of its Controlled Companies, as reasonably determined by such Dual Role Person, shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of any such claim pursuant to Section 10 or as provided in the Bylaws.

(iv) The foregoing provisions in this Section 9.1, and the action of any Dual Role Person taken in accordance with, or in reliance upon, the foregoing provisions in this Section 9.1, including entering into or performing any agreement, transaction or arrangement, are, to the fullest extent permitted by law, deemed and presumed to be fair to the Corporation.

9.2. Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 9, the Corporation renounces any interest or expectancy of the Corporation or any of its Controlled Companies in, or in being offered an opportunity to participate in, any business opportunity pursued by or at the direction of Post that the Corporation is not financially able, contractually permitted or legally able to undertake. Moreover, nothing in this Section 9 shall amend or modify in any respect any written contractual agreement between Post, on the one hand, and the Corporation or any of its Controlled Companies, on the other hand.

9.3. Deemed Notice. Any Person purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.

9.4. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Section 9 shall not affect the other provisions or parts hereof, and this Section 9 shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

9.5. Amendment; Terminations.

(i) The provisions of this Section 9 shall have no further force or effect at such time as (1) the Corporation and Post are no longer Affiliates of one another and (2) none of the directors, officers, employees, agents and/or Affiliates of Post serve as directors, officers, managers, employees and/or agents of the Corporation or any of its Controlled Companies.

(ii) No amendment, alteration, change, repeal or termination of this Section 9, nor the adoption of a provision inconsistent with this Section 9, shall eliminate or reduce the effect of such provisions with respect to (1) any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or (2) any agreement, arrangement or other understanding between the Corporation and/or a Controlled Company, on the one hand, and Post, on the other hand, that was entered into prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

10. Indemnification.

10.1. Actions Involving Directors and Officers. The Corporation shall indemnify each person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

10.2. Actions Involving Employees or Agents.

(i) Permissive Indemnification. The Corporation may, if it deems appropriate and as may be permitted by this Section 10, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

(ii) Mandatory Indemnification. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.2(i), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

10.3. Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section 10.1 or authorized by the Corporation in a specific case or otherwise required pursuant to Section 10.2 shall be made by the Corporation, unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or even if obtainable, by independent legal counsel in a written opinion or (3) by majority vote of the stockholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

10.4. Advance Payment of Expenses. To the extent not prohibited by applicable law, expenses incurred in defense of a claim against a Dual Role Person (as defined in Section 14) pursuant to Section 9.1(ii) or Section 9.1(iii) and expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit, proceeding or claim shall be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit, proceeding or claim may be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim as authorized by or at the direction of the Board, in any case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Section 10 or otherwise.

10.5. Rights Not Exclusive. The indemnification and other rights provided by this Section 10 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, and the Corporation is hereby specifically authorized to provide such indemnification and other rights by any agreement, vote of stockholders or disinterested directors or otherwise. The Corporation shall be considered the indemnitor of first resort in all circumstances to which this Section 10 applies.

10.6. Indemnification Agreements Authorized. Without limiting the other provisions of this Section 10, the Corporation is authorized from time to time, without further action by the stockholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation, or any person who is otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

10.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise

(whether incorporated or unincorporated, for-profit or not-for-profit) against any claim, liability or expense asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 10.

10.8. Certain Definitions. For purposes of this Section 10:

(i) Any director, officer, employee or agent of the Corporation who shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board shall determine otherwise. In all other instances when any person shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a shareholder or creditor, or in which the Corporation is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, manager, employee, member or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For the avoidance of doubt, any person who is deemed to be serving at the request of the Corporation pursuant to this Section 10.8 is only deemed to be serving at the request of the Corporation for purposes of this Section 10, and is not actually employed by the Corporation.

(ii) References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, manager, employee, member or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 10 with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(iii) The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, manager, employee, member or agent of a corporation or other entity which imposes duties on, or involves services by, a director, officer, employee or agent of the Corporation with respect to any employee benefit plan or its participants or beneficiaries, and unless a person’s conduct in connection with an employee benefit plan is finally adjudicated to have been knowingly fraudulent, deliberately dishonest or willful misconduct, such person shall be deemed to have satisfied any standard of care required by or pursuant to this Section 10 in connection with such plan; and the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and also shall include any damages (including treble damages) and any other civil penalties.

10.9. Survival. The indemnification and other rights provided pursuant to this Section 10 shall apply both to action by any director, officer, employee or agent of the Corporation in an official capacity and to action in another capacity (including, without limitation, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) while holding such office or position and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in this Amended Certificate of Incorporation, any indemnification rights arising under or granted pursuant to this Section 10 shall survive amendment or repeal of this Section 10 with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions occurring prior to the effective time of such amendment or repeal as a binding contract with the Corporation.

10.10. Liability of the Directors. The liability of the Corporation’s directors to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. It is the intention of the Corporation to eliminate such liability, whether to the Corporation, its stockholders or otherwise, to the fullest extent permitted by law. Consequently, should the General Corporation Law or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of this Amended Certificate of Incorporation or further action on the part of the stockholders of the Corporation. Any repeal or modification of this Section 10 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10.11. Amendment. This Section 10 may be amended, altered, changed or repealed, or a provision inconsistent with this Section 10 may be adopted, only upon the affirmative vote of not less than 85% of the total voting power of all of the outstanding shares of Common Stock then entitled to vote in the election of directors, voting together as a single class.

11. Amendment or Repeal of Bylaws. A majority of all of the members of the Board may amend, alter, change or repeal any provision of the Bylaws; provided that the Board shall not have the power to amend, alter, change or repeal any provision of the Bylaws relating to amendment in any manner that alters the stockholders’ power to amend, alter, change or repeal the Bylaws. The stockholders of the Corporation also may amend, alter, change or repeal any provision of the Bylaws upon the affirmative vote of a majority of all of the voting power of the Corporation entitled to vote thereon; provided that the stockholders shall not have the power to amend, alter, change or repeal any provision of the Bylaws relating to amendment in any manner that alters the Board’s power to amend, alter, change or repeal the Bylaws.

12. Amendment or Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law, except as otherwise set forth herein, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

13. Severability. If any provision or provisions of this Amended Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Definitions. As used in this Amended Certificate of Incorporation, unless the context otherwise requires or as set forth in another Section of this Amended Certificate of Incorporation, the term:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

“Amended Certificate of Incorporation” is defined in the Recitals.

“BellRing Brands, LLC” means BellRing Brands, LLC, a Delaware limited liability company, and its successors and assigns.

“Board” is defined in Section 5.1(ii)(1).

“Bylaws” is defined in Section 6.2.

“Class A Common Stock” is defined in Section 4.1.

“Class B Common Stock” is defined in Section 4.1.

“Common Stock” is defined in Section 4.1.

“Control” (including the terms “Controlling” and “Controlled”) means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The definition of Control and correlated terms set forth in Section 8.3(iii) shall only apply for purposes of Section 8.

“Controlled Company” means, with respect to the Corporation, any Person Controlled by the Corporation, including BellRing Brands, LLC.

“Corporation” is defined in the Recitals.

“Dual Role Person” means each of (1) any director, officer, manager, employee or agent of the Corporation and/or any of its Controlled Companies who is also a director, officer, employee, agent and/or Affiliate of Post and (2) Post.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.

“General Corporation Law” is defined in the Recitals.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of            , 2019 between PHI and the Corporation (as the same may be amended, restated, supplemented and/or otherwise modified from time to time).

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of BellRing Brands, LLC, dated as of            , 2019, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Non-Affiliated BellRing Brands, LLC Member” is defined in Section 5.1(i)(2).

“Nonvoting Common Unit” means a Nonvoting Common Unit of BellRing Brands, LLC as defined in the LLC Agreement.

“Original Certificate of Incorporation” is defined in the Recitals.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post” means Post Holdings, Inc. and its Affiliates (other than the Corporation and its Controlled Companies), successors and assigns.

“Preferred Stock” is defined in Section 4.1.

“Stock Adjustment” is defined in Section 5.1(ii)(3).

“Triggering Event” means the first date on which Post ceases to own of record more than 50% of the outstanding Nonvoting Common Units.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of BellRing Brands, Inc. has been duly executed by the authorized officer below this     day of            , 2019.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]